EXHIBIT 2.1


                         ASSET PURCHASE AGREEMENT

     AGREEMENT, made as of this 30th day of June, 1999, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19337 U.S. 19 North, Suite 500, Clearwater, Florida 33764 (hereinafter referred to as "Lincare") and HEALTHCOR HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 8150 North Central Expressway, Suite M2000, Dallas, Texas 75206 (hereinafter referred to as the "Company").

                           W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, and other respiratory therapy and durable medical equipment, products, supplies and services to customers in their homes or other alternative site care facilities in the Territory (as such term is defined in Section 1.1(f) hereof); and

     WHEREAS, Lincare desires to acquire, and Company desires to sell to Lincare, substantially all of the business and assets of Company's Home Medical Equipment Division;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

ARTICLE 1 - DEFINITIONS

     1.1 In this Agreement, the following terms shall mean the following:

          (a) "ASSETS" shall mean and include all assets and properties owned, leased, rented, used or otherwise possessed by Company in respect of the Business (as such term is defined in Section 1.1(b) hereof), of every kind, character and description, whether tangible or intangible, and wherever located, except for the Excluded Assets (as such term is defined in Section 1.1(c) hereof). The Assets shall include, but shall not be limited to, the following:

               (i) all of Company's rights with respect to the real property leased, rented, used or otherwise possessed by the Company in respect of the Business at those locations listed on Schedule 1 hereto which are not identified as Excluded Assets;

               (ii) all of the oxygen equipment, aerosol inhalation therapy equipment, nasal continuous positive airway pressure devices, infant monitoring equipment, home sleep study and related therapy equipment and all other respiratory therapy and durable medical equipment, products and supplies owned, leased, rented, used or otherwise possessed by the Company in respect of the Business (including, but not limited to, all of such items provided to customers in their homes or alternative site care facilities);

               (iii) all of the inventory, disposables, spare parts, materials, work-in-process and supply items owned, leased, rented, used or otherwise possessed by Company in respect of the Business;

               (iv) all other equipment, products, machines, furniture, fixtures, furnishings, parts, supplies and vehicles owned, leased, rented, used or otherwise possessed by Company in respect of the Business;

               (v) all patents, trademarks, trade names, service marks, copyrights and applications therefor owned or licensed by Company in respect of the Business, including, but not limited to, the names "I CareNetwork", "McDuffie's Rentals, Inc.,", "Charlie's Drug and Medical", and use of the name "HealthCor Oxygen & Medical Equipment" for a period of up to six (6) months after the Closing;

               (vi) the originals and all copies of the customer list and copies of all customer files of Company in respect of the Business, the current and historical referral list of the Company in respect of the Business, and all other documents, files and records of, or relating to, any of the Assets or the Business (as defined in Section 1.1(b) hereof);

               (vii) all of the rights and interests in and to the specific contracts, agreements and leases set forth on Schedules 1, 2 and 3 attached hereto, but specifically excluding as Excluded Assets, subject to the provisions of Sections 3.3 and 4.5(b)(ii) and (iii) hereof, those contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof and designated as Excluded Assets. Company represents and warrants to Lincare that Schedules 1, 2, and 3 contain each and every contract, agreement and lease of, or relating to, the Business or any of the Assets; provided, however, that if at any time it is determined that any contract, agreement or lease was omitted from such schedules, Lincare shall have the option, in its sole discretion, to determine whether such contract, agreement or lease shall be an Asset or Excluded Asset under this Agreement, whether to accept or reject assignment of each such contract, agreement or lease, and whether the Contract Asset Purchase Requirements (as defined in Section 3.3 hereof) of Sections 3.3 and 4.5(b)(iii) shall apply to any such additional contract, agreement or lease. Company agrees to amend promptly Schedule 1, 2, or 3 hereof, as the case may be, to include all such additional contracts, agreements, and leases in accordance with Lincare's determinations;

               (viii) the sole and exclusive use of all regulatory licenses and permits owned, held, possessed, or otherwise used by Company in respect of the Business;

               (ix)   all of the Business of Company; and

               (x) the exclusive use of the telephone numbers of Company in respect of the Business and all intangible personal property rights and goodwill of Company in respect of the Business.

          (b) "BUSINESS" shall mean the entire business of the Company of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, and other respiratory therapy and durable medical equipment, products, supplies and services to customers in their homes or other alternative site care facilities. Notwithstanding the foregoing, the Business shall not be deemed to include the Denver, Colorado operations of Company's HME Division.

          (c)  "EXCLUDED ASSETS" shall mean exclusively the following:

               (i) the cash and cash equivalents owned by Company and on hand on the day immediately preceding the Closing Date;

               (ii) subject to the provisions of Sections 3.3 and 4.5(b)(ii) and (iii) hereof, the contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof which are designated as Excluded Assets on such schedules;

               (iii) all of the Accounts Receivable (as such term is defined in Section 1.1(g) hereof) of Company on hand on the Closing Date;

               (iv) all of the business and assets used exclusively in connection with the Denver, Colorado operations of Company's HME Division;

               (v) all of the vehicles of Company in respect of the Business that are not specifically identified on Schedule 3B hereto, and all liabilities and obligations related thereto; and

               (vi) all of Company's rights and interests with respect to the real property leased, rented, used or otherwise possessed by the Company in respect of the Business at those locations which are not specifically listed on Schedule 1 hereto, and all liabilities and obligations related thereto; provided, however, Lincare shall have the right to use, without charge, those facilities for a period of up to thirty
(30) days after the Closing for transition of the Business into Lincare.

          (d) "ACCEPTED LIABILITIES" shall mean exclusively the following:

               (i) all debts, liabilities and obligations of every kind whatsoever incurred in connection with or arising out of Lincare's conduct of the Business or ownership of the Assets from and after the Closing Date;

               (ii) pursuant to the provisions of Section 4.5(b)(ii) hereof, Lincare shall be responsible for the liabilities, duties and obligations arising out of the contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof which are not designated as Excluded Assets and which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date; and

               (iii) those certain liabilities of Company expressly set forth on Schedule 1.1(d)(iii) hereto, which liabilities shall not exceed, in the aggregate, THREE MILLION TWO HUNDRED SEVENTY FIVE THOUSAND SEVEN HUNDRED THIRTY FIVE AND 84/100 DOLLARS ($3,275,735.84); provided however, if the total aggregate amount required to pay off in full all such Accepted Liabilities listed on Schedule 1.1(d)(iii) (including, but not limited to, the payment of any purchase options or other similar payments relating to any Assets subject to any lease or rental agreement) exceeds $3,275,735.84 (such amount in excess of $3,275,735.84 hereinafter referred to as the "Excess Amount"), then the payments to be made pursuant to Section 3.1(a)(ii)and(iii) hereof shall be reduced by the Excess Amount, as applicable. In the event that any or all of the Excess Amount cannot be deducted from such Purchase Price payment, then any such additional Excess Amount shall be the sole obligation of the Company, which shall be payable by the Company to Lincare within ten (10) days of Lincare's demand therefor.

          (e) "EXCLUDED LIABILITIES" shall mean and include all debts, liabilities and obligations of Company of every kind, character and description whatsoever, except for the Accepted Liabilities.

          (f) "TERRITORY" shall mean the States of Arizona, Arkansas, Kansas, Missouri, New Mexico, Oklahoma and Texas and a radius of (150) miles from each of the Business' current operating locations, regardless of which states such territory may include.

          (g) "ACCOUNTS RECEIVABLE" shall mean the accounts receivable of Company as of the close of business on the Closing Date, including the amounts billed in respect of equipment and services provided by Company which relate to customer cycle billing dates occurring on or prior to the Closing Date, and the amounts billed in respect of equipment and services provided by Company on or prior to the Closing Date, whether billed before or after the Closing Date.

     1.2 In addition to the terms defined in Section 1.1 hereof, other terms defined elsewhere in this Agreement shall have the meanings set forth therein.

ARTICLE 2 - PURCHASE AND SALE OF ASSETS

     Subject to the terms and conditions set forth in this Agreement, Company hereby sells, conveys, transfers, assigns, and delivers to Lincare, and Lincare hereby purchases and accepts from Company, good and marketable title to the Assets, free and clear of any restrictions or conditions to transfer or assignment and free and clear of all liens, mortgages, pledges, encumbrances, agreements, leases, contracts, claims, security interests, taxes, conditions enforceable by any third party, covenants, conditions or restrictions of any kind or description (hereinafter referred to collectively as "Encumbrances").

ARTICLE 3 - PURCHASE PRICE AND METHOD OF PAYMENT

     3.1    PURCHASE PRICE AND METHOD OF PAYMENT.

          (a) The aggregate purchase price (hereinafter referred to as the "Purchase Price") for the Assets and the Business shall be NINE MILLION SEVEN HUNDRED TWENTY FOUR THOUSAND TWO HUNDRED SIXTY FOUR AND 16/100 DOLLARS ($9,724,264.16), payable to Company, or its designees, as follows:

               (i) EIGHT MILLION SEVEN HUNDRED TWENTY FOUR THOUSAND TWO HUNDRED SIXTY FOUR AND 16/100 DOLLARS ($8,724,264.16) shall be paid in cash at the Closing (as such term is defined in Section 6.1 hereof); and

               (ii) FIVE HUNDRED THOUSAND DOLLARS ($500,000) shall be payable, without interest, three (3) months after the Closing Date; and

               (iii) FIVE HUNDRED THOUSAND DOLLARS ($500,000) shall be payable, without interest, six (6) months after the Closing Date.

     3.2    ACCEPTED LIABILITIES.

     In connection with its purchase of the Assets hereunder, Lincare shall assume and be responsible for the Accepted Liabilities.

     3.3    EXCLUDED LIABILITIES.

     Lincare shall not assume, nor be responsible for, any Excluded Liabilities. All Excluded Liabilities shall be retained by, and shall be the sole responsibility of, Company. Without limiting the generality of the foregoing or the definition of Excluded Liabilities contained in Section 1.1(e) hereof, the Excluded Liabilities shall include, but shall not be limited to, the following: (a) the obligation to pay all invoices which are dated on or before the Closing Date or which relate to goods or services ordered, consumed or used on or before the Closing Date; (b) the liabilities and obligations under all contracts, agreements and leases designated as Excluded Assets on Schedules 1, 2 or 3 hereof; and (c) the obligation, in accordance with the provisions of Section 4.5(b)(iii) hereof, to pay-off in full those certain leases and rental agreements expressly designated on Schedules 1, 2 and 3 hereof as subject to this
Section 3.3(c), and to deliver to Lincare title to all such leased or rented Assets free and clear of any Encumbrances. (Company's obligations under this Section 3.3(c) are referred to herein as the "Contract Asset Purchase Requirements".) The Contract Asset Purchase Requirements shall include, but shall not be limited to, the payment of any purchase options or other similar payments relating to any of such Assets.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents, warrants and covenants as follows:

     4.1    ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY.

     Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate powers, governmental qualifications and authorizations to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it. Company has furnished to Lincare true and complete copies of its Certificate of Incorporation, as amended to date, and Certificate of Good Standing, each certified by the Secretary of the State of Delaware not earlier than thirty
(30) days prior to the date hereof, and true and complete copies of Company's By-Laws, as amended to date, certified by the Secretary of Company.

     4.2    AFFILIATES.

     Company does not own or control, directly or indirectly, in whole or in part, any other corporation, partnership, association, or organization, or any interest therein, which is engaged in the same business as Company, except for Company's ownership and operation of its Denver, Colorado HME Division business operations which are identified as Excluded Assets hereunder.

     4.3    FINANCIAL STATEMENTS.

          (a) Company has delivered to Lincare copies of the following financial statements for the Business:

               (i) Consolidated Balance Sheets and Income Statements, each as at the end of Company's fiscal years ending December 31, 1997 and December 31, 1998; and

               (ii) HME Income Statements for the Company's interim period commencing January 1, 1999 and ending April 30, 1999.

          (b) All of the financial statements referenced in Section 4.4(a) above are hereinafter referred to collectively as the "Financial Statements" and are attached hereto as Exhibit A. The Financial Statements are complete, true and correct, and have been prepared on a basis consistent in all material respects with that of the preceding year or period. The Financial Statements present fairly the financial condition of the Business as at the dates stated and the operation of the Company for the periods stated. The Company has no knowledge of any facts which could give rise to any material liability or obligation of the Business whatsoever, liquidated or unliquidated, actual or contingent, criminal or civil, whether or not covered by insurance, for which adequate provision has not been made in the Financial Statements. Company represents and warrants that there has been no material adverse change in the assets, liabilities, financial performance or capitalization of the Business since December 31, 1998.

     4.4    TAXES.

     All tax returns required to be filed by or on behalf of Company in respect of the Business on or before the date hereof by any applicable law have been filed within the times and in the manner prescribed by law, including, but not limited to, returns covering sales and use taxes, property taxes, franchise taxes, employment taxes (including payroll and social security payments) and income taxes (including all federal, state, local and foreign taxes). All liabilities for taxes, assessments and other charges upon Company in respect of the Business or any of the property, assets or income of Company in respect of the Business which are owing to the government of any nation or state, or any local government within such nations or states, and which were due and payable on or before the date hereof, have been duly paid and satisfied on or before all their respective due dates. With respect to liabilities for any such taxes, assessments or other charges which are not yet due and payable, Company represents, warrants and covenants, that it will pay all such amounts when due. Any such tax liability (or any such liability of Company relating to the operation of the Business or operation of the Assets transferred hereunder) for federal, state or local taxes (including, without limitation, interest and penalties) shall be the sole responsibility of Company. If the Internal Revenue Service seeks to collect any such liability from Lincare or from any other member of Lincare's affiliated group, Company will indemnify and hold harmless any such party for the entire amount of such liability pursuant to the provisions of Article 7 hereof.

     4.5    SCHEDULES.

     Company has delivered to Lincare the following Schedules, which are true, complete and accurate:

          (a) REAL ESTATE. Schedule 1 is a complete list of all land, warehouses, office buildings, stores and other buildings and real property owned, rented, leased, used, occupied or otherwise possessed by the Company in respect of the Business. As to each property rented, leased, used, occupied or otherwise possessed by the Company in connection with the Business, Schedule 1 lists the location of the property; the name and address of the lessor; the expiration date of such lease; and the monthly rent payable under the lease. Each such property rented or leased is held under a valid and enforceable lease, binding upon each of the parties thereto, and each such lease is in full force and effect in accordance with its terms and there are no existing defaults or events of default under any such lease. Company has not given or received notice of any claimed default or termination with respect to any such lease. Schedule 1 identifies all material violations of any applicable law, statute, ordinance, code, rule, regulation or standard relating to any building rented, leased, used, occupied or otherwise possessed by the Company or the operations of the Company conducted therein. The facilities listed in Schedule 1 have been regularly and appropriately maintained in the normal course of business and the fixtures, mechanical systems (including electrical, plumbing, heating, ventilation and air conditioning) and roof and structural systems of the facilities shown on Schedule 1 are in good working condition and in a good state of maintenance and repair.

          (b)  AGREEMENTS AND CONTRACTS.

               (i) Schedule 2 is a complete list of all contracts and agreements (including, without limitation, agreements relating to the purchase, sale, lease or rental of equipment, materials, products, supplies and services; preferred provider agreements, health maintenance organization agreements or any other managed care contracts or agreements; service contracts; employment and consulting agreements; covenants not to compete; distributorship agreements; leases of personal property; licenses of intellectual property rights; security agreements; and loan agreements) which relate, in whole or part, to the Business or the Assets. Schedule 2 specifies the type of agreement and the names of the parties to such agreements. The agreements listed in Schedule 2 are valid, binding and enforceable upon the parties thereto. Except as indicated in Schedule 2, all such contracts and agreements are in full force and effect in accordance with their terms and there are no existing defaults or events of default under any such contract or agreement. Company has not given or received notice of any claimed default or termination with respect to any such contract or agreement. Except as disclosed on Schedule 2, neither this Agreement nor consummation of the transactions contemplated hereby shall result in a default under or breach of, or require the consent or approval of any party to any agreement listed on Schedule 2 with respect to the transfer and assignment of such contract or agreement to Lincare hereunder.

               (ii) Schedules 1, 2 and 3 list each of the contracts, agreements and leases which are included in the Assets, except those contracts, agreements and leases which are designated on such schedules as Excluded Assets. It is understood and agreed between the parties that Lincare shall assume the liabilities, duties and obligations of Company under the contracts, agreements and leases listed on Schedules 1, 2 or 3 which: (A) are not Excluded Assets; and (B) which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date. Company shall remain solely liable for all liabilities, duties and obligations under all contracts, agreements and leases which: (X) are Excluded Assets; or (Y) which are not Excluded Assets but which liabilities, duties and obligations arise or pertain to periods prior to the Closing Date.

               (iii) Notwithstanding anything to the contrary contained in this Agreement, Lincare shall obtain title to all assets covered by those certain contracts, agreements and leases identified on Schedules 1, 2 or 3 as Excluded Assets to which the Contract Asset Purchase Requirements pertain, and Company shall have completed the Contract Asset Purchase Requirements set forth in Section 3.3 of this Agreement with respect to the assets covered by such contracts, agreements and leases.

               (iv) The parties acknowledge that Company's agreement with Home Health Corporation of America ("HHCA") as identified on Schedule 2 is subject to the final approval of the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Voluntary Petition for Reorganization filed by HHCA. Lincare shall assume Company's obligations under such agreement pursuant to the provisions of Section 4.5(b)(ii), subject to the limitations specifically set forth in Section 1.1(d)(iii) with respect thereto.

          (c) PERSONAL PROPERTY. Schedule 3 (including each of the subparts referenced below) lists by type and quantity the tangible personal property owned, rented, leased, used or otherwise possessed by the Business and pertaining to the asset classes described below:

               (i) Schedule 3A lists, in summary form, the oxygen equipment, respiratory therapy equipment and other items of durable medical equipment and other tangible personal property owned, leased, rented, used or otherwise possessed by the Business (including, but not limited to, all of such items currently provided to customers in their homes or alternative site care facilities); and

               (ii) Schedule 3B lists, in summary form, the vehicles owned, leased, rented, used or otherwise possessed by the Business that are included among the Assets to be acquired by Lincare.

Except as disclosed on Schedule 3, Company owns and has good and marketable title to all of the tangible personal property included in the Assets (whether or not any such Asset is included within the asset classes described in Sections 4.5(c)(i)-(ii) above), free and clear of any restrictions or conditions to transfer or assignment and free and clear of all Encumbrances. If any property included in the Assets and owned by Company is subject to an Encumbrance, Schedule 3 identifies as to each such item of personal property the nature of such Encumbrance, the holder thereof, and the amount of such Encumbrance. With regard to each item of personal property included in the Assets and rented or leased by Company,
Schedule 3 identifies the party from whom such property is rented or leased, the date and term of the lease or rental agreement, the amount of the monthly rent payable and any renewal and purchase options. Except as set forth in Schedule 3, no personal property included in the Assets (whether or not any such Asset is included within the asset classes described in Sections 4.5(c)(i)-(ii) above) and owned, rented, leased, used or otherwise possessed by the Company is subject to any Encumbrance. Each item of personal property included in the Assets has been regularly and appropriately maintained and repaired in the normal course of business and substantially all of such items are in good working condition and in a good state of maintenance and repair as of the Closing Date.

          (d) ACCOUNTS RECEIVABLE. Schedule 4 contains a summary of the accounts receivable of or pertaining to the Business, including an aging of such accounts receivable in thirty (30) day increments for one hundred twenty days (120) days from the date of original invoice, and the total amount of all accounts receivable. Each Account Receivable of the Business:
(i) arose from valid sales or rentals in the ordinary course of business;
(ii) relates to equipment or products provided to customers covered under the Medicare, Medicaid or other third party public or private insurance program, or were provided on a direct bill basis, each of which customers were qualified under such programs to receive such products and services;
(iii) relates to billings by or on behalf of the Business which were prepared and submitted with all the complete and correct forms, documents, test results and other information necessary to receive payment with respect to each such Account Receivable and which billings were prepared and submitted in conformity with all applicable laws, rules, regulations codes and guidelines of federal, state and local health care programs and in conformity with the requirements of each third party payor; and (iv) has been diligently pursued for payment in accordance with the requirements of the respective payors. Except as disclosed on Schedule 4 hereto, the Business has not received nor has it applied for any cash advances from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not any such cash advance has been repaid to or recouped by such insurance program or carrier.

          (e) CUSTOMERS. Schedule 5 lists each active customer of the Business. For each such customer, Schedule 5 lists the customer's name and address; the customer's account number; and the equipment, products and services currently supplied to such customer. Each customer included on
Schedule 5 has been duly qualified under the Medicare, Medicaid or other third party public or private insurance program for reimbursement for services rendered by Company, or is being provided services on a direct bill basis to customers who otherwise have the financial capability to pay for such services.

          (f)  EMPLOYMENT MATTERS. Schedule 6 sets forth a list of:

               (i) the name of each of the employees of Company who work for or who provide services to the Business, and the current annual rate of compensation for each such person;

               (ii) all pension, retirement, profit-sharing, savings, bonus, deferred compensation, incentive compensation, hospitalization, medical, life and disability insurance, vacation, termination, and other similar plans in effect which provide benefits to present and past directors, officers and employees of Company who work for or who provide services to the Business;

               (iii) all claims and litigation asserted by or against Company (or any director, shareholder, officer or employee of Company in such representative capacity) in respect of the Business arising from transactions and occurrences after December 31, 1993, or any claim or litigation, whenever arising, which is still pending as of the date hereof, which claims any right to workers compensation benefits or alleges any claim relating to race discrimination, age discrimination, harassment, sex discrimination, sexual harassment, or wrongful termination. As to each such claim or litigation, Schedule 6 lists the identity of the claimant; a brief description of the matter; and the outcome or status of the matter;

               (iv) all collective bargaining agreements or other contracts with labor unions to which Company is a party; and

               (v) all employment agreements, consulting agreements, independent contractor agreements, and covenants not to compete of the Business (including, but not limited to, covenants not to compete with any predecessors in interest of Company or the Business).

     Company is in compliance in all material respects with all federal, state and local laws, statutes, ordinances, rules, regulations, codes and orders relating to conditions of employment of the Business, and Company does not know of or have any reasonable grounds to anticipate, any labor dispute. Company has not incurred any liability for any arrearage of wages or other payments in respect of employment and Company has made all contributions to employee benefit plans of the Business required by such plans to be made on or before the date hereof. All liabilities and expenses with respect to compensation or benefits applicable to all directors, shareholders, officers and employees of Company under any employee benefit plan shall be the sole responsibility of Company.

          (g) CLAIMS, INVESTIGATIONS AND LITIGATION. Schedule 7 lists all claims and litigation asserted by or against Company in respect of the Business arising from transactions and occurrences after December 31, 1993, or any such claim or litigation, whenever arising, which was filed and is still pending as of the date hereof alleging personal injury, property damage or economic loss and involving Company in respect of the Business (or any director, shareholder, officer or employee of Company in such representative capacity) or any property of, or product or service sold, rented, leased or provided by Company in respect of the Business, and any litigation, or to the best of Company's knowledge, any investigation (including government investigations or audits) commenced after December 31, 1993, or whenever commenced, if still pending. Schedule 7 also lists each judgment, order, writ, injunction and decree of any federal, state or local court or governmental authority to which Company is a party or by which it is bound or which relates to any of the ownership interests in the Business or the Assets. As to each such claim, investigation, audit or litigation, Schedule 7 lists the type of proceeding; the identity of the claimant or investigating agency; a brief description of the matter; the damages claimed or relief sought; and the outcome or status of the matter. Except as set forth in Schedule 7, there are no claims, lawsuits, arbitrations, government proceedings, investigations or audits pending relating to the Business to which Company or any of its directors, shareholders, officers or employees is a party (as plaintiff, defendant or otherwise) or which relate to any of the ownership interests in the Business or the Assets. To the best of Company's knowledge, there are no grounds for the filing or receipt of any other claim or the commencement of any other lawsuit, arbitration or proceeding by or against, or investigation of, Company in respect of the Business, or involving the Assets or equity interests in, the Business, except as set forth in
Schedule 7.

          (h) HEALTH CARE COMPLIANCE. Schedule 8 lists all claims, statements and other matters (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to, or alleges: (A) any violation or irregularity with respect to any activity, practice or policy of Company in respect of the Business; or (B) any violation or irregularity with respect to any claim for payment or reimbursement made by Company in respect of the Business, or any payment or reimbursement paid to Company in respect of the Business. Except as set forth on Schedule 8, there are no violations or irregularities nor are there any reasonable grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any such government agency, intermediary or carrier against Company with respect to any of the activities, practices, policies or claims of Company in respect of the Business, or any payments or reimbursements received by Company in respect of the Business. The Company is not currently subject to any outstanding audit by any such government agency, intermediary or carrier, and to the best of Company's knowledge, there are no reasonable grounds to anticipate any such audit of the Business in the foreseeable future.

          (i) LICENSES AND PERMITS. Schedule 9 lists all governmental licenses, permits and authorizations which are held or used by Company in respect of the Business. With respect to each such license, permit or authorization, Schedule 9 contains a brief description of the license, permit or authorization; the identity of the issuing agency or authority; the license or permit number; and the expiration date of each such license, permit or authorization. Such licenses, permits and authorizations are the only governmental licenses, permits and authorizations currently required by Company for the operation of the Business and all such licenses, permits and authorizations are in effect as of the date hereof. Company has complied in all material respects with all conditions or requirements imposed by such licenses, permits and authorizations. Company has not received any notice of, nor, to the best of the Company's knowledge, is there any reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses, permits or authorizations or that valid grounds for such cancellation or termination currently exist.

          (j) ENVIRONMENTAL MATTERS. Schedule 10 lists, for the entire period of operation of Company any and all claims, suits, actions or proceedings (including government investigations and audits) relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, in connection with Company's operation or ownership of the Business or the Assets. With respect to each such pending or prior matter, Schedule 10 lists the date of the claim, suit, action or proceeding (including governmental investigations and audits); the claimant or investigating agency; the nature and a brief description of the matter; the damages claimed or relief sought; and the status, outcome or disposition of the matter. Except as set forth in Schedule 10, there are no claims, suits, actions, or proceedings (including governmental investigations and audits), asserted or threatened, relating to environmental matters of the types specified in this Section 4.5(j) or otherwise, to which Company, in respect of the Business, is a party; nor does Company know or have any reasonable grounds to know of any activity of Company or potential liability of Company in connection with Company's operation or ownership of the Business or the Assets involving or relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment.

          (k) DIRECTORS AND OFFICERS. Schedule 11 lists the officers and directors of Company in office as of the date hereof. Schedule 11 also lists all contracts, agreements, commitments, leases, instruments, debts, or obligations affecting the Business or the Assets: (i) between Company and any of its directors, officers, or shareholders; and (ii) among or between any directors, officers, or shareholders of Company. With respect to each such contract, agreement, commitment, lease, instrument, debt, or obligation, Schedule 11 indicates the parties; their relationship to Company; and a general description of the subject matter thereof.

          (l) CHANGED CONDITIONS. Except as listed in Schedule 12, since December 31, 1998, the business of he Business has been conducted in substantially the same manner as theretofore and there has not been any:

               (i) transaction by Company relating to the Business except in the ordinary course of business as conducted on that date;

               (ii) material change in the condition (financial or otherwise) of the liabilities, assets, equity, properties, business, or prospects of the Business;

               (iii) labor dispute, or other similar event or condition of any character, materially or adversely affecting the financial condition, business, assets, or prospects of the Business;

               (iv) change in business or accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company in respect of the Business;

               (v) revaluation by Company of any of the assets of the Business;

               (vi) lease, sale or transfer of any tangible or intangible asset of Company in respect of the Business, except in the ordinary course of business and for fair market value;

               (vii) entry into, or amendment or termination of, any contract, agreement, or license, except in the ordinary course of business and upon fair market value, terms and conditions;

               (viii) waiver or release of any right or claim of Company in respect of the Business, except in the ordinary course of business and upon fair market value, terms and conditions;

               (ix) other event or condition of any character that has, or might reasonably have, a material and adverse effect on the financial condition, business, assets, or prospects of the Business;

               (x) amendment of Company's Certificate of Incorporation or By-Laws; or

               (xi) agreement by Company to do any of the things described in the preceding clauses (i) through (x).

     4.6    TITLE TO ASSETS.

     Company has good and marketable title to, or holds by valid and enforceable agreement of lease or license, all of the tangible assets owned, leased, rented, licensed, used or otherwise possessed by it in connection with the Business, and such assets are free and clear of any restrictions or conditions to transfer or assignment and are free and clear of all Encumbrances; provided, however, the parties acknowledge that as of the Closing Date, Company shall not have good and marketable title to the assets subject of the HHCA agreement listed on Schedule 2 hereto.

     4.7    NO VIOLATION.

     Neither this Agreement nor the consummation of the transactions contemplated hereby violate or will violate in any material respect any statute, law, regulation, rule, ordinance, code, standard, order, writ, judgment, injunction, decree, determination or award, or conflict with or constitute a default under Company's Certificate of Incorporation or By-Laws or any indenture, mortgage, lease, lien, instrument or other agreement by which Company is bound, nor will it result in an event which, whether immediately or upon the giving of notice or lapse of time or both, will permit the acceleration of the maturity date of any obligation under any such indenture, mortgage, lease, lien, instrument or other agreement or the creation of any lien or encumbrance on any property or asset of Company, nor will it enable any party to any agreement to which Company is a party to exercise a right to terminate or otherwise modify the terms thereof.

     4.8    COMPLIANCE WITH LAW.

     Company has complied with, and is not in violation of, in any material respect any federal, state, or local statutes, laws, ordinances, rules, regulations, codes or standards which affect the operation of the Business (including, but not limited to, compliance with all statutes, laws, ordinances, rules, regulations relating to any federal or state government funded health care program, including, but not limited to, the provisions of the federal fraud and abuse statutes, laws, rules and regulations). Company has not received any notice of any claimed violation of any federal, state or local statute, law, ordinance, rule, regulation, code, standard or order by the Business, nor has any such violation occurred.

     4.9    LEGAL POWER AND AUTHORITY TO ENTER TRANSACTION.

     Company has the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform their respective obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby has been duly authorized by Company, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by Secretary of Company has been delivered to Lincare. This Agreement constitutes the valid and binding obligation of Company and is enforceable in accordance with its terms. Except as stated above, no approvals or consents of any persons or entities are required for Company to execute and deliver this Agreement to perform their respective obligations hereunder and the transactions contemplated hereby.

     4.10   BOOKS AND RECORDS.

     The books and records of the Company are complete, true and correct in all material respects and fairly reflect the conduct of the Business.

     4.11 DISCLOSURE.

     No representation or warranty by Company contained in this Agreement, and no writing, certificate, schedule, list, report, instrument, or other document furnished to Lincare pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements and information contained therein not misleading, or necessary in order to provide a prospective purchaser of the Assets and Business with full and proper material information relating to the Company and Company's affairs and the Business' prospects of future business.

     4.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All representations, warranties, covenants and agreements made by Company in or pursuant to this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument, or other document furnished or delivered to Lincare in connection with, or in contemplation of, this Agreement, or the purchase and sale of the Assets shall be true on and as of the Closing Date with the same effect as if made on and as of Closing Date, and shall survive the execution, delivery and performance of this Agreement and the Closing.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF LINCARE

     Lincare represents, warrants and covenants as follows:

     5.1    ORGANIZATION, STANDING AND QUALIFICATION.

     Lincare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers, governmental qualifications and authorizations necessary to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it.

     5.2    LEGAL POWER AND AUTHORITY TO ENTER TRANSACTION.

     Lincare has the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Lincare's Board of Directors, a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Lincare, has been delivered to Company. This Agreement constitutes the valid and binding obligation of Lincare and is enforceable in accordance with its terms.

     5.3    SURVIVAL of Representations and Warranties.

     All representations and warranties made by Lincare in or pursuant to this Agreement shall survive the execution, delivery and performance of this Agreement and the Closing.

ARTICLE 6 - CLOSING

     6.1    DATE, TIME AND PLACE.

     The closing under this Agreement (herein referred to as the "Closing") shall take place at the offices of Company at 8150 North Central Expressway, Suite M2000, Dallas, Texas 75206, on the date first set forth above (said date shall herein be referred to as the "Closing Date"). All transactions at the Closing shall be deemed to have taken place simultaneously and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

     6.2    OBLIGATIONS OF COMPANY.

     At the Closing, Company has delivered to Lincare the following:

          (a) lease assignments, assumption agreements and estoppel certificates, in form and substance reasonably satisfactory to Lincare, sufficient to transfer to Lincare all of Company's rights with respect to the premises leased or rented by Company at the locations listed on
Schedule 1 hereto which are not identified as Excluded Assets;

          (b) a general bill of sale, in form and substance reasonably satisfactory to Lincare, sufficient to convey to Lincare good and marketable title to the Assets;

          (c) a certificate of title and a bill of sale for each automobile, truck or other vehicle included in the Assets, in the form required by the applicable statutes, laws, rules and regulations of the state of registration;

          (d) an incumbency certificate, dated as of the Closing Date and executed by the Secretary of Company certifying the identity and signature of the officers executing any documents required by or relating to this Agreement;

          (e) a copy of all corporate resolutions necessary to authorize the execution, delivery and performance of this Agreement by Company and copies of Company's Certificate of Incorporation, as amended, and Certificate of Good Standing, each certified by the Secretary of the State of Delaware, and the By-Laws of Company, as amended, certified by the Secretary of Company;

          (f) any other consents, waivers, instruments or documents as may be reasonably requested by Lincare; and

          (g) Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that each of the Assets is being sold, conveyed, transferred, assigned and delivered to Lincare free and clear of any Encumbrances.

     6.3    OBLIGATIONS OF LINCARE.

     At the Closing, Lincare has delivered to Company the following:

          (a) payment of all amounts required to be paid by Lincare to Company at the Closing pursuant to the provisions of Section 3.1 hereof;

          (b) an incumbency certificate, dated as of the Closing Date and executed by the Secretary of Lincare, certifying the identity and signature of the officers of Lincare executing any documents required by or relating to this Agreement; and

          (c) a copy of all corporate resolutions of Lincare necessary to authorize the execution, delivery and performance of this Agreement by Lincare, certified by the Secretary of Lincare.

     6.4    COOPERATION AFTER THE CLOSING.

          (a) Promptly after the Closing, Company will put Lincare into full possession and enjoyment of the Assets.

          (b) Lincare and Company will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

          (c) Company shall be responsible for all income, franchise, sales, use, property, employment (including social security payments), payroll or other tax liabilities, including, without limitation, any interest and penalties thereon, which are attributable to operation or ownership of Company or the Assets or the operation of the Business for periods prior to the Closing Date. Lincare shall be responsible for any such taxes attributable to its ownership of the Assets or the operation of the Business for periods following the Closing Date. Any such taxes requiring apportionment (because Company has paid such taxes attributable to a period subsequent to the Closing Date or Lincare will pay such taxes attributable to a period prior to the Closing Date) shall be pro-rated on the basis of the fiscal year covered by such taxes, or otherwise on a mutually acceptable equitable basis. If Company shall have paid any taxes for which Lincare is responsible as aforesaid, or if Lincare will pay taxes for which Company is responsible as aforesaid, appropriate adjustments will be made by the parties at or as promptly as practicable after the Closing Date.

          (d) Company agrees on behalf of itself and its parents, subsidiaries and affiliates that, from and after the Closing Date, they shall cease and desist from all use of the names "HealthCor Oxygen & Medical Equipment", "I CareNetwork", "McDuffie's Rentals, Inc.," and "Charlie's Drug and Medical", and any other trademarks, trade names or service marks included in the Assets, and any name containing any variations, combinations or derivatives thereof, or any forms or acronyms of the same.

          (e) It is acknowledged that Lincare has waived compliance by Company with the provisions of any bulk sales or transfer law of any state that is or may be applicable to the transactions contemplated hereby and Company agrees to indemnify Lincare with respect to such waiver and non-compliance in accordance with the provisions of Article 7 hereof.

          (f) Company shall use its best efforts to obtain all consents of third parties and to make all filings with and give all notices to third parties and to do any and all other acts and things which may be necessary or reasonably required in order to transfer to Lincare all of the Assets, free and clear of any Encumbrances, and to effect fully the transactions contemplated by this Agreement. In case any Assets or rights have not at the Closing been transferred effectively, or are subject to any Encumbrance, Company shall use its best efforts to cooperate with Lincare in any lawful arrangement to provide that Lincare shall receive the benefit of Company's interest in any of such Assets and rights.

          (g) Company agrees that, after the Closing, it shall provide reasonable cooperation and assistance to Lincare, with respect to any matters, disputes, suits or claims by or against any person not a party to this Agreement.

          (h) If, after the Closing Date, Lincare desires to have an audit performed of any or all of the Financial Statements, Company agrees to cooperate with Lincare and to provide Lincare with all reasonable assistance required to prepare such audited financial statements, including, without limitation, the following: (i) providing Lincare and its representatives with all necessary information, data, documents and records in its possession relating to the Business for the time periods covered by the Financial Statements; and (ii) delivery of customary representation letters by Company, and Company's legal counsel, to Lincare or its auditors. If requested by Lincare, Company shall use its best efforts to cause the Company's accountants, auditors and legal counsel to cooperate with and to assist Lincare and its representatives in the preparation of any such audited financial statements, it being expressly agreed and understood that Lincare shall be solely responsible for the fees and expenses of the Company's accountants, auditors and legal counsel in rendering such assistance and cooperation to Lincare and its representatives.

          (i) It is understood and agreed by the parties that on the Closing Date, Company shall cause to be delivered to Lincare title to all high pressure cylinders owned, leased, rented, used or otherwise possessed by Company in respect of the Business, free and clear of all Encumbrances (including, but not limited to, any lease or rental obligations), except for those high pressure cylinders specifically identified as being leased or rented by Company from Med-Ox Specialties, Inc. pursuant to that certain agreement listed on Schedule 2 hereto. Promptly after the Closing, Lincare and Company will cooperate to conduct an audit of the high pressure cylinders leased or rented by Company in respect of the Business, if any, immediately prior to the Closing Date. To the extent that the number of cylinders located is less than the total number of cylinders leased or rented by Company in respect of the Business, then Company shall also be responsible for any rented or leased cylinder shortfall, including, but not limited to, settling and paying for any such cylinder shortfall with the suppliers thereof promptly after the completion of such audit. To the extent that there is a shortfall in the number of cylinders rented or leased by Company in respect of the Business, such shortfall shall not be setoff against any cylinders owned by Company.

          (j) If it is impracticable for Company to provide to Lincare at the Closing all of the Uniform Commercial Code termination statements, lease termination statements, releases and other documents necessary to evidence delivery to Lincare of title to the Assets free and clear of any Encumbrances, Company shall deliver all such statements, releases and documents to Lincare no later than ten (10) business days after the Closing.

ARTICLE 7 - INDEMNIFICATION

     7.1    INDEMNIFICATION.

          (a) Company shall defend, indemnify and hold Lincare harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees Lincare may incur, which arise, result from or relate to: (i) Company's breach of, or failure to perform, any of its representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement); (ii) Lincare's being required to assume or discharge any of the Excluded Liabilities; or (iii) Lincare's being required to assume or discharge by operation of law any debt, liability or obligation of Company, including, but not limited to, any liability or obligation arising under any federal, state or local bulk sales, bulk transfer or fraudulent conveyance law.

          (b) Lincare shall defend, indemnify and hold Company harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees Company may incur, which arise, result from or relate to: (i) Lincare's breach of, or its failure to perform, any of its representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement); or (ii) Company being required to assume or discharge any of the Accepted Liabilities.

     7.2    PROCEDURES.

     With respect to any claim, demand, lawsuit, action, proceeding, or assessment (hereinafter referred to as a "Claim") brought by a third party which may give rise to indemnification under this Agreement from an indemnitor ("Indemnitor") to an indemnified party ("Indemnified Party"), the following procedure shall be followed:

          (a) Promptly after the assertion of any Claim by a third party, the Indemnified Party shall notify the Indemnitor in writing of such Claim. The notice shall specify the facts then known to the Indemnified Party relating to the Claim and the amount or estimated amount of the liability claimed by such third party. Promptly after receipt of the written notice, the Indemnitor shall advise the Indemnified Party whether the Indemnitor intends to contest such Claim.

          (b) The Indemnitor shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, contest, settle or otherwise protect against any Claim or action which may give rise to a Claim with legal counsel of its own selection; provided, however, that the Indemnitor shall not agree or consent to any judgment or settlement that imposes injunctive or equitable relief against the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims and counterclaims it may have. Each party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the other party in its defense of any Claim. In the event that the Indemnified Party shall, without the prior written consent of the Indemnitor, make any settlement with respect to any Claim, the Indemnitor shall not be bound to such settlement and shall not be bound to indemnify for any costs, damages, expenses or other liabilities resulting from such Claim. In the event the Indemnitor fails timely to defend or contest any Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims to otherwise protect against the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnitor including, without limitation, reasonable legal expenses, disbursements and all amounts paid as a result of such matter.

          (c) It is understood by the parties hereto that in the event Company breaches, or fails to perform, any of its representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement, including, without limitation, any of its indemnification obligations pursuant to this Article 7, then Lincare shall have the right, in its sole discretion, to offset from the Purchase Price payment referenced in Section 3.1(a)(ii) hereof any amounts due Lincare as a result of any such breach or failure to perform by Company.

     7.3    CUMULATIVE REMEDIES.

     In no event shall the provisions of this Article 7 restrict or impair in any respect the rights or remedies otherwise available to the parties hereto at law or in equity, which rights and remedies shall be cumulative and in addition to any other available remedies.

ARTICLE 8 - CONFIDENTIALITY

     8.1  PROPRIETARY AND CONFIDENTIAL INFORMATION.

     Company agrees on behalf of itself and each of its parents, subsidiaries and affiliates, that from and after the Closing, no such entity shall, directly or indirectly, use or disclose to any third party any of the proprietary or confidential information of Company, except when, after, and only to the extent that: (a) such proprietary or confidential information is or becomes generally available to the public through no fault of Company or any of its parents, subsidiaries or affiliates; (b) such information is required by Company in connection with any tax returns heretofore or hereafter filed; or (c) disclosure of such information is required by court order or applicable law. As used herein, the term "proprietary and confidential information" of Company shall include all information of or relating to the Assets, and the Business (including, but not limited to, present or prospective market, sales, product, customer and referral source information; prices and pricing structure; contractual arrangements; operating information, policies, procedures and practices; financial information; product and process knowledge; cost and supplier information; personnel data; and any strategy or plans related to any of the foregoing) which has not been generally available or disclosed to the public by Lincare.

     8.2  NO SOLICITATION.

          (a)  From and after the Closing, Company shall not:

               (i) directly or indirectly, hire, offer to hire, or entice away, or in any other manner persuade or attempt to persuade, any officer, employee or agent of Lincare (including, but not limited to, any former officer, employee or agent of the Company who worked for or provided services to the Business), or in any other manner persuade or attempt to persuade, any officer, employee or agent of Lincare (including, but not limited to, any former officer, employee or agent of the Company who worked for or provided services to the Business) to discontinue his or her relationship with Lincare. It is understood and agreed that the prohibitions contained in this Section 8.2(a)(i) shall apply to all current and future officers, employees and agents of Lincare (including, but not limited to, any former officer, employee or agent of the Company who worked for or provided services to the Business), whether or not any such person is then currently an officer, employee or agent of Lincare or whether any such prohibited activity is in connection with employment, an offer of employment or other action within or outside the Territory; or

               (ii) directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away any business or customers the Business had enjoyed or solicited prior to the date hereof or which Lincare may enjoy or solicit in the Territory after the date hereof.

          (b) It is expressly understood and agreed by the parties hereto that it shall be a breach hereof for Company to assist in any way any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which is prohibited by this Section 8.2.

ARTICLE 9 - COVENANT NOT TO COMPETE.

     9.1    COVENANT.

          (a) In consideration of the purchase by Lincare of the Assets and the Business pursuant to the terms and conditions of this Agreement, and for other good and valuable consideration, Company, on behalf of itself and each of its parents, subsidiaries and affiliates (all of such entities being hereinafter referred to jointly and severally as the "Covenantors") hereby represents, warrants, covenants and agrees, that commencing on the date hereof and continuing for a period of five (5) years thereafter, none of the Covenantors will, directly or indirectly, engage in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, or any other respiratory therapy or durable medical equipment, products, supplies and services to customers in their homes or other alternative site care facilities within the Territory.

          (b) Without limiting the generality of the provisions of Section 9.1(a) hereof, this Covenant Not to Compete shall be construed so that a Covenantor shall also be in breach hereof if it is an employee, officer, director, shareholder, investor, trustee, agent, principal or partner of, or a consultant or advisor to or for, or a subcontractor or manager for, a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in such business in the Territory, or if any of them receives any compensation or remuneration from or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in such business in the Territory. Notwithstanding anything to the contrary contained in this Section 9.1(b), no Covenantor shall be deemed to be in breach of this Covenant Not to Compete solely by reason of owning an interest of less than one percent (1%) of the shares of any company traded on a national securities exchange or in the over the counter market.

          (c) It is expressly understood and agreed by Covenantors that it shall be a breach of this Covenant Not to Compete for any Covenantor to assist in any way any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a Covenantor is prohibited from engaging in by this Covenant Not to Compete.

     9.2    REMEDIES.

     Covenantors agree that the remedy at law for any breach of obligation under this Covenant Not to Compete will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Lincare shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys' fees and other expenses incurred in connection with the enforcement hereof. It is the intention of Covenantors and Lincare that this Covenant Not to Compete be fully enforceable in accordance with its terms and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. To the extent that any obligation to refrain from competing within an area for a period of time as provided in this Covenant Not to Compete is held invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void ab initio. The remaining obligations imposed by the provisions of this Covenant Not to Compete shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein and shall be construed, to the extent possible, such that the purpose of this Covenant Not to Compete, as intended by Covenantors and Lincare, can be achieved in a lawful manner.

     9.3    CONDITION PRECEDENT.

     Covenantors acknowledge and agree that their representations, warranties, covenants, agreements, commitments and obligations contained in this Covenant Not to Compete are an inducement for, and a condition precedent to, Lincare's entering into this Asset Purchase Agreement and that Lincare is specifically relying on such representations, warranties, covenants, agreements, commitments and obligations of Covenantors in entering into and performing its obligations under this Asset Purchase Agreement.

ARTICLE 10 - EXPENSES; TAXES

     10.1   EXPENSES.

     Each of the parties hereto shall bear the fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement.

     10.2   TAXES.

     Lincare and Company shall share equally the amount of all taxes, excises and other governmental charges and/or fees payable in connection with the sale, conveyance, transfer, assignment and delivery of the Assets hereunder (including, without limitation, all sales, use, transfer, filing or recording taxes or fees). Company shall be responsible for the costs of obtaining all notices and consents and for the preparation of all necessary assignments in connection with the sale, conveyance, transfer, assignment, and delivery of the Assets to Lincare hereunder.

ARTICLE 11 - REPRESENTATIVE'S FEES AND COMMISSIONS

     Company acknowledges and agrees that Chanin Kirkland Messina, L.L.C. has acted as its financial advisor and agent in connection with the transactions contemplated by this Agreement. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between Lincare and Company without the intervention or assistance of any party not a party to this Agreement other than Chanin Kirkland Messina, L.L.C. (other than to provide accounting or legal counsel). No party to this Agreement, nor any third party, other than Chanin Kirkland Messina, L.L.C., has any right or claim to any commission, brokerage fee, finder's fee, expenses or other compensation relative to this Agreement or the transactions contemplated hereby (other than for accounting and legal services). Each party shall indemnify, defend and hold the other parties hereto harmless from, against and in respect of all claims for commission, brokerage fee, finder's fee, expenses or other compensation claimed by or through such party.

ARTICLE 12 - GOVERNING LAW

     The interpretation and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to its conflicts of law provisions. Each party hereby agrees that any claims, demands, lawsuits, proceedings and controversies arising from or relating to this Agreement shall be brought and heard in federal or state courts of general jurisdiction located in the State of Texas, and each party hereby consents to the subject matter and personal jurisdiction of such courts in respect thereof. The laws of the State of Texas shall govern all questions concerning the construction, validity and interpretation of this Agreement and performance of the obligations hereunder.

ARTICLE 13 - NOTICES

     All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the date of receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, or by nationally recognized overnight courier, and properly addressed to any such party at the address listed for such party in the first paragraph of this Agreement. Any party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other parties in the manner prescribed herein.

ARTICLE 14 - MISCELLANEOUS

     14.1   ENTIRE AGREEMENT.

     The terms and conditions of this Agreement (including the exhibits and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein. The exhibits and schedules attached to this Agreement constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto.

     14.2   AMENDMENT.

     No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon any party unless approved in writing by, such party or by an authorized representative of such party.

     14.3   NON-WAIVER.

     The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.

     14.4   ASSIGNMENT.

     This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors, assigns, legal representatives and heirs. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any attempted assignment without such consent shall be void. Notwithstanding anything to the contrary contained in the foregoing, Lincare shall have the right at any time, and from time to time, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business, without the consent of the other parties to this Agreement.

     14.5   NO THIRD PARTY BENEFICIARIES.

     This Agreement is intended for the sole and exclusive benefit of the parties hereto, and no third party or person is intended as a third party beneficiary of this Agreement or any part hereof in any respect (including, but not limited to, any employee of Company) and no third party or person shall obtain any rights, claims, benefits or privileges under or by virtue of this Agreement whatsoever.

     14.6   CONSTRUCTION.

     This Agreement has been negotiated at arm's length among the parties, and each of the parties has been represented by legal counsel. Accordingly, each of the parties shall be deemed to have participated in the preparation of this Agreement and this Agreement shall not be construed more strictly against one party than the other.

     14.7   COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     14.8   NUMBER.

     In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular.

     14.9   GENDER.

     In this Agreement, where applicable, references to the male, female or neuter gender shall include reference to all other such genders where the context so requires.

     14.10  HEADINGS.

     The subject headings of the articles, Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the construction or interpretation of any of its provisions.


     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


                                       LINCARE INC.



                         By: _________________________________


                         Title: ______________________________




                                 HEALTHCOR HOLDINGS, INC.



                         By: _________________________________


                         Title: ______________________________